EXHIBIT 15


                              ARTHUR ANDERSEN LLP




To Jacobson Stores Inc.:

We are aware that Jacobson Stores Inc. has incorporated by reference in its Form S-8 Registration Statements File No. 2-88295 and File No. 033-53469 and Form S-2 File No. 33- 10532 its Form 10-Q for the quarter ended April 27, 1996, which includes our report dated May 10, 1996, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                               Very truly yours,



                                               /s/  Arthur Andersen LLP
                                               ------------------------


Detroit, Michigan
June 4, 1996